Multi-
Market
Portfolio















December 31, 1996
Annual Report



                                                              [LOGO] DEAN WITTER

DEAN WITTER
Two World Trade Center
62nd Floor
New York, NY 10048
Telephone (212) 392-8899

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
(FORMERLY DEAN WITTER PRINCIPAL GUARANTEED FUND)
ANNUAL REPORT 1996

Dear Limited Partner:

This marks the ninth annual report for the Dean Witter Multi-Market Portfolio L.P. (the "Fund"). The Fund began the year at a Net Asset Value per Unit of $1,080.82 and finished the year at a Net Asset Value per Unit of $1,007.76, reflecting a loss of 6.8%. Since its inception in September 1988, the Fund has increased by 0.8% (a compound annualized return of 0.1%).

Losses were recorded during January primarily as a result of long positions in energy futures as gas and oil prices reversed lower after an upward move late in 1995. Smaller losses were recorded in agricultural futures. Trading gains experienced in currencies from short Japanese yen, German mark and Swiss franc positions offset a majority of these losses. Significant losses were recorded in February as a result of a series of sharp trend reversals in the value of the Japanese yen and major European currencies. Additional losses were recorded in the energy markets, as a result of inconsistent price movement, and in global interest rate futures as a result of a sharp reversal in the previous upward move. Small gains were recorded in March from newly established long positions in the energy markets as oil and gas futures prices finished the month higher.

Trading gains posted during April were recorded from short positions in the German mark and Swiss franc as the value of these currencies moved lower relative to the U.S. dollar. Smaller gains were recorded from trading in the agricultural and energy futures markets. Sharp trend reversals in a majority of the markets traded resulted in losses during May. The most significant losses were recorded in metals from long copper futures positions as prices moved dramatically lower on May 17 and 20. During June, global interest rate and stock index futures prices moved in a choppy pattern, resulting in losses for the Fund. Smaller losses were recorded in the agricultural markets. A portion of these losses was offset by gains from short copper futures positions as prices moved dramatically lower on news of significant losses in copper by Sumitomo Corporation.

During July, long German mark and Swiss franc positions profited from an upward move in the value of these currencies relative to the U.S. dollar. Additional gains were recorded during July from long global interest rate futures positions. Trend reversals and choppy movement in the currency markets resulted in losses for the Fund during August. Smaller losses were recorded from trading in agricultural commodities and metals. Gains from long energy futures positions offset a portion of these losses. A strong upward move in global interest rate futures prices during September resulted in gains for the Fund's long positions. Additional gains were recorded in the energy markets as oil and gas prices continued to trend higher.

Gains were recorded during October and November from long British pound positions as the value of the pound surged higher relative to the U.S. dollar. Additional gains were recorded as long global interest rate futures positions profited from a continued upward price trend. A small portion of these gains was offset by losses experienced during October in the energy markets, and during November as a result of choppy movement in agricultural futures prices. Losses were recorded during December as a result of sudden and dramatic reversal in global interest rate futures prices early in the month. Additional losses were recorded as the value of the British pound decreased sharply during the first week of December.

The intermediate to long-term trend following trading methodology of the Fund's sole trading advisor, Dean Witter Futures & Currency Management, Inc. ("DWFCM"), was hurt by price volatility in energies and agricultural commodities during much of 1996. This factor coupled with sharp trend reversals in currencies and global bond futures in February and December when positions in these areas were significant, resulted in overall losses for the year despite a better than 20% increase during the three month period September-November. While such results are frustrating, we remain confident in DWFCM's time tested methodology and in its ability to rebound as it has over previous long-term periods.

Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation at Two World Trade Center, 62nd Floor, New York, NY 10048, or your Dean Witter Account Executive.

I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is not a guarantee of future results.

    Sincerely,

    /s/ Mark J. Hawley

    Mark J. Hawley
    President
    Demeter Management Corporation
    General Partner

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
INDEPENDENT AUDITORS' REPORT

The Limited Partners and the General Partner:

We have audited the accompanying statements of financial condition of Dean Witter Multi-Market Portfolio L.P. (formerly Dean Witter Principal Guaranteed Fund L.P.) (the "Partnership") as of December 31, 1996 and 1995 and the related statements of operations, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Dean Witter Multi-Market Portfolio L.P. as of December 31, 1996 and 1995 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche

February 17, 1997
New York, New York

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
STATEMENTS OF FINANCIAL CONDITION

                                                        DECEMBER 31,
                                                    ---------------------
                                                       1996       1995
                                                    ---------- ----------
                                                        $          $
                                 ASSETS
Equity in Commodity futures trading accounts:
 Cash                                               11,906,105 14,884,093
 Net unrealized gain on open contracts                 221,008    976,590
                                                    ---------- ----------
 Total Trading Equity                               12,127,113 15,860,683
Interest receivable (DWR)                               41,222     56,131
Due from DWR                                             1,628        --
                                                    ---------- ----------
 Total Assets                                       12,169,963 15,916,814
                                                    ========== ==========
                    LIABILITIES AND PARTNERS' CAPITAL
LIABILITIES
 Redemptions payable                                   184,964    205,081
 Accrued management fee (DWFCM)                         30,419     39,778
 Accrued brokerage fee (DWR)                            14,948    119,337
 Accrued transaction fees and costs                      2,350      5,280
                                                    ---------- ----------
 Total Liabilities                                     232,681    369,476
                                                    ---------- ----------
PARTNERS' CAPITAL
 Limited Partners (11,539.388 and 14,078.727 Units,
   respectively)                                    11,628,908 15,216,606
 General Partner (306 Units)                           308,374    330,732
                                                    ---------- ----------
 Total Partners' Capital                            11,937,282 15,547,338
                                                    ---------- ----------
 Total Liabilities and Partners' Capital            12,169,963 15,916,814
                                                    ========== ==========
NET ASSET VALUE PER UNIT                              1,007.76   1,080.82
                                                    ========== ==========






   The accompanying notes are an integral part of these financial statements.

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
STATEMENTS OF OPERATIONS

                                        FOR THE YEARS
                                            ENDED
                                        DECEMBER 31,
                               ---------------------------------
                                  1996        1995       1994
                               ----------  ----------  ---------
                                   $           $           $
REVENUES
Trading Profit (Loss):
 Realized                         611,589   2,025,100  1,718,542
 Net change in unrealized        (755,582) (1,553,703)   511,173
                               ----------  ----------  ---------
 Total Trading Results           (143,993)    471,397  2,229,715
Interest income                   502,072     797,556    715,285
                               ----------  ----------  ---------
 Total Revenues                   358,079   1,268,953  2,945,000
                               ----------  ----------  ---------
EXPENSES
Brokerage fee (DWR)             1,000,631   1,634,478  1,879,250
Management fee (DWFCM)            384,172     544,826    626,417
Transaction fees and costs         83,700     135,315    157,981
                               ----------  ----------  ---------
 Total Expenses                 1,468,503   2,314,619  2,663,648
                               ----------  ----------  ---------
Net Income (Loss)              (1,110,424) (1,045,666)   281,352
                               ==========  ==========  =========
Net Income (Loss) Allocation:
Limited Partners               (1,088,066) (1,023,180)   292,134
General Partner                   (22,358)    (22,486)   (10,782)
Net Income (Loss) per Unit:
Limited Partners                   (73.06)     (73.49)     29.95
General Partner                    (73.06)     (73.49)     29.95

STATEMENT OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                              UNITS OF
                             PARTNERSHIP   LIMITED     GENERAL
                              INTEREST     PARTNERS    PARTNER      TOTAL
                             -----------  ----------  ----------  ----------
                                              $           $           $
Partners' Capital,
December 31, 1993            22,084.450   21,990,643   2,840,121  24,830,764
Net Income (Loss)                   --       292,134     (10,782)    281,352
Redemptions                  (5,315.646)  (3,279,665) (2,476,121) (5,755,786)
                             ----------   ----------  ----------  ----------
Partners' Capital,
December 31, 1994            16,768.804   19,003,112     353,218  19,356,330
Net Loss                            --    (1,023,180)    (22,486) (1,045,666)
Redemptions                  (2,384.077)  (2,763,326)        --   (2,763,326)
                             ----------   ----------  ----------  ----------
Partners' Capital, December
31, 1995                     14,384.727   15,216,606     330,732  15,547,338
Net Loss                            --    (1,088,066)    (22,358) (1,110,424)
Redemptions                  (2,539.339)  (2,499,632)        --   (2,499,632)
                             ----------   ----------  ----------  ----------
Partners' Capital, December
31, 1996                     11,845.388   11,628,908     308,374  11,937,282
                             ==========   ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
STATEMENTS OF CASH FLOWS

                                                    FOR THE YEARS
                                                        ENDED
                                                     DECEMBER 31,
                                           ----------------------------------
                                              1996        1995        1994
                                           ----------  ----------  ----------
                                               $           $           $
CASH FLOWS FROM
  OPERATING ACTIVITIES
Net income (loss)                          (1,110,424) (1,045,666)    281,352
Noncash item included in net income
  (loss):
 Net change in unrealized                     755,582   1,553,703    (511,173)
(Increase) decrease in operating assets:
 Interest receivable (DWR)                     14,909      19,956     (23,845)
 Due from DWR                                  (1,628)        --          --
Increase (decrease) in operating
  liabilities:
 Accrued management fee (DWFCM)                (9,359)     (9,613)    (14,498)
 Accrued brokerage fee (DWR)                 (104,389)    (28,837)    (43,494)
 Accrued transaction fees and costs            (2,930)      1,600      (1,608)
                                           ----------  ----------  ----------
Net cash provided by (used for) operating
  activities                                 (458,239)    491,143    (313,266)
                                           ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in redemptions
  payable                                     (20,117)      2,510    (266,833)
Redemptions of units                       (2,499,632) (2,763,326) (5,755,786)
                                           ----------  ----------  ----------
Net cash used for financing activities     (2,519,749) (2,760,816) (6,022,619)
                                           ----------  ----------  ----------
Net decrease in cash                       (2,977,988) (2,269,673) (6,335,885)
Balance at beginning of period             14,884,093  17,153,766  23,489,651
                                           ----------  ----------  ----------
Balance at end of period                   11,906,105  14,884,093  17,153,766
                                           ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION--Dean Witter Multi-Market Portfolio L.P. (formerly Dean Witter Principal Guaranteed Fund L.P.) (the "Partnership") is a limited partnership organized to engage in the speculative trading of commodity futures contracts, commodity options contracts and forward contracts on foreign currencies. The general partner for the Partnership is Demeter Management Corporation ("Demeter"). The commodity broker is Dean Witter Reynolds Inc. ("DWR"). The Trading Manager is Dean Witter Futures & Currency Management Inc. ("DWFCM"). DWR, DWFCM and Demeter are wholly-owned subsidiaries of Dean Witter, Discover & Co. ("DWD").

Demeter is required to maintain a 1% minimum interest in the equity of the Partnership and income (losses) are shared by the General and Limited Partners based upon their proportional ownership interests.

BASIS OF ACCOUNTING--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements.

REVENUE RECOGNITION--Commodity futures contracts, commodity options and forward contracts on foreign currencies are open commitments until settlement date. They are valued at market and the resulting unrealized gains and losses are reflected in income. Monthly, DWR pays the Partnership interest income based upon 80% of the average daily Net Assets for the month that are allocated for commodity trading at a rate equal to the average yield on 13-Week U.S. Treasury Bills issued during such month. For purposes of such interest payments, Net Assets do not include monies due the Partnership on forward contracts and other commodity interests, but not actually received.

NET INCOME (LOSS) PER UNIT--Net income (loss) per Unit is computed using the weighted average number of units outstanding during the period.

EQUITY IN COMMODITY FUTURES TRADING ACCOUNTS--The Partnership's asset "Equity in Commodity futures trading accounts" consists of cash on deposit at DWR to be used as margin for trading and the net asset or liability related to unrealized gains or losses on open contracts. The asset or liability related to the unrealized gains or losses on forward contracts is presented as a net amount because the Partnership has a master netting agreement with DWR.

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

BROKERAGE FEES AND RELATED TRANSACTION FEES AND COSTS--Prior to September 1, 1996, the monthly brokerage fee was equal to 3/4 of 1% per month of the Partnership's adjusted month-end Net Assets, as defined in the Limited Partnership Agreement, that were allocated for commodity trading.

Effective September 1, 1996, brokerage commissions are accrued on a half-turn basis at 80% of DWR's published non-member rates, to a maximum of 13/20 of 1% per month, inclusive of transaction fees and costs of the Partnership's month-end Net Assets (as defined in the Limited Partnership Agreement).

Transaction fees and costs are accrued on a half-turn basis.

OPERATING EXPENSES--The Partnership incurs a monthly management fee and may incur an incentive fee. Demeter and/or DWR bear all other operating expenses.

REDEMPTIONS--Limited Partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit on the special redemption dates described in the Limited Partnership Agreement or as of the last day of any fiscal quarter upon five business days advance notice by redemption form to Demeter.

DISTRIBUTIONS--Distributions, other than on redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

INCOME TAXES--No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of the Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIP--The Partnership will terminate on December 31, 2025 or at an earlier date if certain conditions set forth in the Limited Partnership Agreement occur.

2. RELATED PARTY TRANSACTIONS

The Partnership's cash is on deposit with DWR in commodity trading accounts to meet margin requirements as needed. DWR pays interest on these funds as described in Note 1. Under its Customer Agreement with DWR the Partnership pays DWR a monthly brokerage fee as described in Note 1.

Demeter, on behalf of the Partnership and itself, has entered into a Management Agreement with DWFCM to make all trading decisions for the Partnership.

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
Compensation to DWFCM by the Partnership consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE--As of the last day of each month, the Partnership pays a monthly management fee equal to 1/4 of 1% of the Partnership's adjusted Net Assets, as defined, that are allocated to commodity interest trading accounts which DWFCM trades on behalf of the Partnership.

INCENTIVE FEE--The Partnership will pay a quarterly incentive fee equal to 15% of the "Trading Profits" as defined, earned by the Partnership as of the end of each calendar quarter. No incentive fee will be paid until the existing trading loss carryforward (adjusted for redemptions) has been recovered.

3. FINANCIAL INSTRUMENTS

The Partnership trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, petroleum, and precious metals. Futures and forwards represent contracts for delayed delivery of an instrument at a specified date and price. Risk arises from changes in the value of these contracts and the potential inability of counterparties to perform under the terms of the contracts. There are numerous factors which may significantly influence the market value of these contracts, including interest rate volatility. At December 31, 1996 and 1995, open contracts were:

                         CONTRACT OR NOTIONAL AMOUNT
                         ---------------------------
                             1996          1995
                         ------------- -------------
                               $             $
EXCHANGE-TRADED CONTRACTS
Financial Futures:
 Commitments to Purchase           --     71,154,000
Commodity Futures:
 Commitments to Purchase     1,887,000    33,532,000
 Commitments to Sell         5,815,000     5,021,000
Foreign Futures:
 Commitments to Purchase     6,889,000    54,942,000
 Commitments to Sell        12,227,000     3,775,000
OFF-EXCHANGE-TRADED FORWARD
  CURRENCY CONTRACTS
 Commitments to Purchase    33,149,000    51,588,000
 Commitments to Sell        42,607,000    58,172,000

A portion of the amounts indicated as off-balance-sheet risk in forward currency contracts is due to offsetting forward commitments to purchase and to sell the same currency on the same date in the future. These commitments are economically offsetting, but are not offset in the forward market until the settlement date.

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

The unrealized gains on open contracts are reported as a component of "Equity in Commodity futures trading accounts" on the Statements of Financial Condition and totaled $221,008 and $976,590 at December 31, 1996 and 1995, respectively.

Of the $221,008 net unrealized gain on open contracts at December 31, 1996, $477,638 related to exchange-traded futures contracts and $(256,630) related to off-exchange-traded forward currency contracts. Of the $976,590 net unrealized gain on open contracts at December 31, 1995, $1,563,573 related to exchange-traded futures contracts and $(586,983) related to off-exchange-traded forward currency contracts.

Exchange-traded futures contracts held by the Partnership at December 31, 1996 and 1995 mature through June 1997 and September 1996, respectively. Off-exchange-traded forward currency contracts held by the Partnership at December 31, 1996 and December 31, 1995 mature through February 1997, and February 1996, respectively. The contract amounts in the above table represent the Partnership's extent of involvement in the particular class of financial instrument, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments is limited to the amounts reflected in the Partnership's Statements of Financial Condition.

The Partnership also has credit risk because DWR acts as the futures commission merchant or the sole counterparty, with respect to most of the Partnership's assets. Exchange-traded futures contracts are marked to market on a daily basis, with variations in value settled on a daily basis. DWR, as the futures commission merchant for all of the Partnership's exchange-traded futures contracts, is required pursuant to regulations of the Commodity Futures Trading Commission to segregate from its own assets, and for the sole benefit of its commodity customers, all funds held by DWR with respect to exchange-traded futures contracts, including an amount equal to the net unrealized gain on all open futures contracts which, funds totaled $12,383,743 and $16,447,666 at December 31, 1996 and 1995, respectively. With respect to the Partnership's off-exchange-traded forward currency contracts, there are no daily settlements of variations in value nor is there any requirement that an amount equal to the net unrealized gain on open forward contracts be segregated. With respect to those off-exchange-traded forward currency contracts, the Partnership is at risk to the ability of DWR, the counterparty on all of such contracts, to perform.

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

For the years ended December 31, 1996 and 1995, the average fair value of financial instruments held for trading purposes was as follows:

                                      1996
                             ----------------------
                               ASSETS   LIABILITIES
                             ---------- -----------
                                 $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures           15,388,000  9,495,000
 Commodity Futures            8,258,000  4,820,000
 Foreign Futures             22,868,000  8,490,000
OFF-EXCHANGE-TRADED FORWARD
  CURRENCY CONTRACTS         38,167,000 42,948,000
                                      1995
                             ----------------------
                               ASSETS   LIABILITIES
                             ---------- -----------
                                 $           $
EXCHANGE-TRADED CONTRACTS:
 Financial Futures           26,930,000 16,351,000
 Commodity Futures           14,868,000  7,339,000
 Foreign Futures             30,978,000  9,299,000
OFF-EXCHANGE-TRADED FORWARD
  CURRENCY CONTRACTS         42,209,000 53,791,000

4. LEGAL MATTERS

On September 6, 10, and 20, 1996, similar purported class actions were filed in the Superior Court of the State of California, County of Los Angeles, on behalf of all purchasers of interests in limited partnership commodity pools sold by DWR. Named defendants include DWR, Demeter, DWFCM, DWD (all such parties referred to hereafter as the "Dean Witter Parties"), certain other limited partnership commodity pools of which Demeter is the general partner, and certain trading advisors to those pools. Similar purported class actions were also filed on September 18 and 20, 1996, in the Supreme Court of the State of New York, New York County, and on November 14, 1996 in the Superior Court of the State of Delaware, New Castle County, against the Dean Witter Parties and certain trading advisors on behalf of all purchasers of interests in various limited partnership commodity pools sold by DWR. Generally, these complaints allege, among other things, that the defendants committed fraud, deceit, misrepresentation, breach of fiduciary duty, fraudulent and unfair business practices, unjust enrichment, and conversion in connection with the sale and operation of the various limited partnership commodity pools. The complaints seek unspecified amounts of compensatory and punitive damages and other relief. It is possible that additional similar actions may be filed and that, in the course of these actions, other parties could be added as defendants. The Dean

DEAN WITTER MULTI-MARKET PORTFOLIO L.P.
NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)
Witter Parties believe that they have strong defenses to, and they will vigorously contest, the actions. Although the ultimate outcome of legal proceedings cannot be predicted with certainty, it is the opinion of management of the Dean Witter Parties that the resolution of the actions will not have a material adverse effect on the financial condition or the results of operations of any of the Dean Witter Parties.

DEAN WITTER REYNOLDS INC.
Two World Trade Center
62nd Floor
New York, NY 10048
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